                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)




                        FelCor Lodging Trust Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    314305103
--------------------------------------------------------------------------------
                                 (CUSIP Number)




                              Thomas W. Bark, Esq.
                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 326-7815
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)



                                 March 21, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the reporting person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

-------------------------------------------------------------------------------

CUSIP No. 314 305 10 3                  13D                 Page 2 of 13 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Hampstead GenPar, L.P.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     N/A
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 **
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    **
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    **
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    **
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     **
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     **
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

** See Item 5 below.

-------------------------------------------------------------------------------

CUSIP No. 314 305 10 3                  13D                 Page 3 of 13 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     HH GenPar Partners
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     N/A
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 **
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    **
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    **
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    **
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     **
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     **
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

** See Item 5 below.

-------------------------------------------------------------------------------

CUSIP No. 314 305 10 3                  13D                 Page 4 of 13 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Hampstead Associates, Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     N/A
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 **
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    **
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    **
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    **
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     **
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     **
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

** See Item 5 below.

-------------------------------------------------------------------------------

CUSIP No. 314 305 10 3                  13D                 Page 5 of 13 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Raw GenPar, Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     N/A
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 **
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    **
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    **
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    **
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     **
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     **
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

** See Item 5 below.

-------------------------------------------------------------------------------

CUSIP No. 314305 10 3                  13D                 Page 6 of 13 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     InMed, Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a) / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     N/A
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     Texas
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 **
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    **
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    **
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    **
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     **
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     **
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

** See Item 5 below.

-------------------------------------------------------------------------------

CUSIP No. 314305 10 3                  13D                 Page 7 of 13 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Donald J. McNamara
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     N/A
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 **
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    **
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    **
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    **
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     **
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     **
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

** See Item 5 below.

-------------------------------------------------------------------------------

CUSIP No. 314305 10 3                  13D                 Page 8 of 13 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Robert A. Whitman
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     N/A
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 **
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    **
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    **
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    **
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     **
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     **
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

** See Item 5 below.

-------------------------------------------------------------------------------

CUSIP No. 314305 10 3                  13D                 Page 9 of 13 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Daniel A. Decker
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     N/A
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                              / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (7) SOLE VOTING POWER
 BENEFICIALLY OWNED                 **
 BY EACH REPORTING           --------------------------------------------------
 PERSON WITH                  (8) SHARED VOTING POWER
                                    **
                             --------------------------------------------------
                              (9) SOLE DISPOSITIVE POWER
                                    **
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                    **
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     **
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /*

-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     **
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

** See Item 5 below.

      This amendment amends and supplements the information set forth in the Statement on Schedule 13D filed on August 7, 1998 by (i) Hampstead GenPar, L.P., a Delaware limited partnership ("Hampstead"); (ii) HH GenPar Partners, a Texas general partnership ("HH GenPar"); (iii) Hampstead Associates, Inc., a Texas corporation ("Associates"); (iv) RAW GenPar, Inc., a Texas corporation ("RAW GenPar"); (v) InMed, Inc., a Texas corporation ("InMed"); (vi) Donald J. McNamara; (vii) Robert A. Whitman; and (viii) Daniel A. Decker, relating to the securities of FelCor Lodging Trust Incorporated, a Maryland corporation (the "Company"). Hampstead, HH GenPar, Associates, RAW GenPar, InMed and Messrs. McNamara, Whitman and Decker are referred to herein collectively as the "Reporting Persons."

ITEM 1.  SECURITY AND ISSUER.

      This Amendment relates to the common stock, par value $0.01 per share (the "Shares" or "Common Stock") of the Company.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

      On March 21, 2001, the holders of record of the Shares to which this amendment relates, United/Harvey Investors I, L.P., United/Harvey Investors II, L.P., United/Harvey Investors III, L.P., United/Harvey Investors IV, L.P., and United/Harvey Investors V, L.P. (collectively, the "Limited Partnerships"), distributed all 9,630,875 Shares held by the Limited Partnerships in connection with the winding up and dissolution of the Limited Partnership. As a result of the dissolution of the Limited Partnerships and distribution of their Shares on March 21, 2001, each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the Common Stock and is no longer required to disclose beneficial ownership information pursuant to Rule 13(d).

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

Exhibit 1: Powers of Attorney for the Reporting Persons (incorporated by reference to Exhibit 1 to Schedule 13D, as filed with the SEC on August 7, 1998).




                               Page 10 of 13 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct, and agree that this Statement may be filed collectively on behalf of each of Hampstead Genpar, L.P., HH Genpar Partners, Hampstead Associates, Inc., RAW Genpar, Inc., InMed, Inc., Donald J. McNamara, Robert A. Whitman and Daniel A. Decker

Date:  April 10, 2001
                                    HAMPSTEAD GENPAR, L.P.

                                    By:  HH GenPar Partners
                                          Its General Partner

                                        By:  Hampstead Associates, Inc.
                                              Its Managing Partner

                                             By:  /s/ Daniel A. Decker *
                                                  ----------------------
                                                   Daniel A. Decker
                                                   Executive Vice President

                                    HH GENPAR PARTNERS

                                    By:  Hampstead Associates, Inc.
                                          Its Managing General Partner

                                        By: /s/ Daniel A. Decker *
                                            -------------------------------
                                                Daniel A. Decker
                                                Executive Vice President

                                    HAMPSTEAD ASSOCIATES, INC.



                                    By:  /s/ Daniel A. Decker *
                                         ----------------------------------
                                            Daniel A. Decker
                                            Executive Vice President

                                    RAW GENPAR, INC.



                                    By: /s/ Robert A. Whitman *
                                        -----------------------------------
                                            Robert A. Whitman
                                            President


                               Page 11 of 13 Pages

                                    INMED, INC.



                                    By: /s/ Daniel A. Decker *
                                        ---------------------------
                                            Daniel A. Decker
                                            President


                                        /s/ Donald J. McNamara *
                                    ------------------------------
                                        Donald J. McNamara


                                        /s/ Robert A. Whitman *
                                    ------------------------------
                                        Robert A. Whitman


                                        /s/ Daniel A. Decker *
                                    -------------------------------
                                        Daniel A. Decker


                                  * By: /s/ Mark A. Kopidlansky
                                        ---------------------------
                                            Mark A. Kopidlansky
                                            Attorney-in-Fact


                               Page 12 of 13 Pages

                                EXHIBIT INDEX

Exhibit 1: Powers of Attorney for the Reporting Persons (incorporated by reference to Exhibit 1 to Schedule 13D, as filed with the SEC on August 7, 1998).






                               Page 13 of 13 Pages